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                                                                   EXHIBIT 10.17


                               RESTATEMENT OF THE

                            AGGREGATE EXCESS OF LOSS

                              REINSURANCE AGREEMENT
                  (hereinafter referred to as the "Agreement")

                                     between

                       METROPOLITAN LIFE INSURANCE COMPANY
                               One Madison Avenue
                            New York, New York 10010
                   (hereinafter referred to as the "Company")

                                       AND


            AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK
                                 70 Pine Street
                            New York, New York 10270
                  (hereinafter referred to as the "Reinsurer")


TYPE:                   Aggregate Excess of Loss Reinsurance.

EFFECTIVE DATE:         The Effective Date of this Agreement shall be 12:01
                        a.m., New York City Time, December 31, 1998.

TERM: This Agreement shall remain in force and the Term of this Agreement shall be from the Effective Date of this Agreement until the earliest of (A) December 31, 2008;
                        (B) the exhaustion of the Overall Aggregate Limit; or
                        (C) the Effective Date of Commutation of this Agreement.

COVERAGE:               Part A Coverage:

                        The Reinsurer shall indemnify the Company for Part A Covered Losses.

                        Part B Coverage:

                        The Reinsurer shall indemnify the Company for Part B Covered Losses.

BUSINESS                Part A Business Covered:
COVERED:
                        Amounts paid or to be paid by the Company as life
                        insurance benefits, cash values or otherwise to its life
                        insurance policyholders and annuity contract holders, or
                        beneficiaries or proper assignees thereof, where such
                        amounts arise out of policies or contracts issued by the
                        Company but are in addition to the amounts anticipated
                        at the time the policies or contracts were issued; and,
                        where such amounts are payable pursuant to judgments in,
                        or settlements of, lawsuits or other proceedings
                        (including without limitation administrative
                        proceedings)
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                        alleging that the Company or its agents engaged in
                        improper sales practices.

                        Part B Business Covered:

                        Except as otherwise provided in this Article, Part B Business Covered shall mean all death benefits for policies listed in the Company's Notice Business Policy Master File (NBPMF) that were issued and delivered in the Part B Subject Territory prior to January 1, 1997, and were in force as of the Effective Date with a policy account code of: (1) premium paying (Policy Account Code =1), (2) fully paid up (Policy Account Code =2), or (3) single premium (Policy Account Code =9). Policies on (a) the nonforfeiture reduced paid up option (Policy Account Code =3) as of the Effective Date or on any other date during the Term of this Agreement and (b) the nonforfeiture extended term insurance option (Policy Account Code =5) as of the Effective Date or on any other date during the Term of this Agreement are excluded from coverage under this Agreement. Policy forms identified by the Company's plan code "Estate Saver" are also excluded from coverage under this Agreement. All other policy riders and benefits are covered by this Agreement except for the Accidental Death Benefit (ADB), Disability Waiver of Premium Benefit (DW), Applicant's Waiver of Premium Benefit
                        (AWB), and Additional Insurance (AI).

SUBJECT
TERRITORY:              Part A Subject Territory:

                        The Reinsurer's liability shall be limited to policies or contracts issued for delivery in the fifty (50) States of the United States of America, the District of Columbia, or Canada for losses occurring in the fifty
                        (50) States of the United States of America, the District of Columbia, or Canada.

                        Part B Subject Territory:

                        The Reinsurer's liability shall be limited to policies issued for delivery in the fifty (50) States of the United States of America and the District of Columbia for losses occurring in the fifty (50) States of the United States of America and the District of Columbia.

SUBJECT LOSSES:         Part A Subject Losses:

                        Part A Subject Losses shall mean all Part A Ultimate Net Loss with Claim Dates on or after the Effective Date of this Agreement arising from claims made against the Company on or prior to December 31, 1999 in respect of the Part A Business Covered hereunder.
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                        Part B Subject Losses:

                        Part B Subject Losses shall mean all Part B Ultimate Net Loss paid by the Company on or after the Effective Date of this Agreement as a result of deaths occurring on or after the Effective Date and on or prior to December 31, 1999 in respect of the Part B Business Covered hereunder.

COVERED LOSSES:         Part A Covered Losses:

                        Subject to the Overall Aggregate Limit and the Part A Aggregate Sublimit, Part A Covered Losses shall mean Fifty Percent (50%) of Part A Subject Losses in excess of the Part A Aggregate Retention.

                        Part B  Covered Losses:

                        Subject to the Overall Aggregate Limit and the Part B Sublimit, Part B Covered Losses shall mean Fifty Percent (50%) of Part B Subject Losses in excess of the Part B Aggregate Retention.

RETENTIONS:             Part A Aggregate Retention:

                        Three Hundred Eighty Five Million Dollars
                        ($385,000,000) in the aggregate.

                        Part B Aggregate Retention:

                        Five Hundred Six Million Dollars ($506,000,000) plus the Company's statutory policy reserves released upon death of an insured or otherwise.

SUBLIMITS:              Part A Aggregate Sublimit:

                        The maximum amount of all Part A Covered Losses indemnified under this Agreement shall be limited to Two Hundred Seventy Five Million Dollars ($275,000,000).

                        This Part A Aggregate Sublimit is the maximum amount payable by the Reinsurer for Part A Covered Losses under this Agreement. Under no circumstances will the Reinsurer be obligated to pay more than this amount in respect of Part A Covered Losses.

                        Part B  Sublimit

                        The maximum amount of all Part B Covered Losses indemnified under this Agreement shall be limited to Two Million Five Hundred Thousand Dollars ($2,500,000) for any individual insured.
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OVERALL AGGREGATE
LIMIT: The Overall Aggregate Limit for the sum of Part A Covered Losses and Part B Covered Losses combined under this Agreement shall equal Three Hundred Twenty Five Million Dollars ($325,000,000).

                        This Overall Aggregate Limit is the maximum amount payable by the Reinsurer under this Agreement, excluding payments for commutation under this Agreement.

REINSURANCE
PREMIUM: The Reinsurance Premium shall equal Two Hundred Sixty Four Million Five Hundred Thousand Dollars ($264,500,000) and shall be payable in full and without deduction by the Company on or before December 31, 1998. The date the Reinsurance Premium is paid shall be referred to as the "Premium Payment Date". The Reinsurance Premium shall be payable in cash by federal wire transfer in immediately available non-reversible United States Federal Funds to an account specified by the Reinsurer.

                        The Reinsurance Premium shall be considered fully earned when received in the account specified by the Reinsurer.

                        The Reinsurance Premium is a net amount and includes no allowance for commissions, brokerage, taxes or any other costs which may arise in connection with this Agreement or the Business Covered hereunder. Any such amounts shall remain the sole responsibility of the Company.

                        If the Company fails to pay the Reinsurance Premium in full and in accordance with the terms of this Reinsurance Premium Section, this Agreement shall not come into effect and shall not in any way bind the Reinsurer.

DEFFERED ACQUISITION
COST ("DAC") TAX
REIMBURSEMENT
AMOUNT: The initial DAC Tax Reimbursement Amount is Ten Million Eight Hundred Forty Five Thousand Four Hundred Thirty Three Dollars ($10,845,433) and all subsequent settlements will be calculated on a similar basis to that set forth hereafter.

                        For purposes of determining DAC Tax Reimbursement Amounts, a Contract Payment shall be any payment (other than a DAC Tax Reimbursement Amount) made under this reinsurance agreement either by the Company to the Reinsurer or by the Reinsurer to the Company in accordance with the principles set forth in Treas. Reg.
                        Section 1.848 defining net consideration.
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SETTLEMENT
DATES: The first Settlement Date shall be the later of April 1, 2000, or if such day is not a Business Day, then the first Business Day thereafter, or, the thirtieth day after the Reinsurer's receipt of the Company's
                        Loss Report for the period from the Effective Date to December 31, 1999 The Settlement Date for calendar year after 2000 and each calendar year thereafter shall be the later of April 1 of the following calendar year or if such day is not a Business Day, then the first Business Day thereafter, or, the thirtieth day after the Reinsurer's receipt of the Company's Loss Report for the prior calendar year, or if such day is not Business Day, then the first Business Day thereafter.

BUSINESS DAYS:          Business Day shall mean any day other than a Saturday, a
                        Sunday or a day on which banking institutions in New
                        York, New York, or the Islands of Bermuda are authorized or obligated by law, regulation or executive order to be closed.

EXPERIENCE
BALANCE: The Reinsurer shall establish and maintain a notional Experience Balance during the time that this Agreement is in effect and whose balance shall be determined in accordance with this Experience Balance section.

                        The Experience Balance at the Premium Payment Date shall be equal to Two Hundred Sixty One Million Five Hundred Thousand Dollars ($261,500,000).

                        The Experience Balance at the first Settlement Date shall be equal to:

                              The Experience Balance at the Premium Payment Date multiplied by (1.0 plus the annual compounded yield on the one (1) year United States Treasury Bill as of the close of business on the Premium Payment Date) raised to the power of the actual number of days from the Premium Payment Date to and including the first Settlement Date divided by the actual number of days in the current calendar year, multiplied by (1.0 plus (the Federal Funds rate divided by the actual number of days in the current calendar year)) for each day between April 1, 2000 and the first Settlement Date,

                              LESS

                              Covered Losses due from the Reinsurer from and including the Premium Payment Date (through and including the Settlement Date).
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                        The Experience Balance at each Settlement Date
                        thereafter shall be equal to:

                              The Experience Balance at the end of the prior Settlement Date multiplied by (1.0 plus the annual compounded yield on the one (1) year United States Treasury Bill maturing closest to April 1 of the current calendar year) raised to the power of the actual number of days from the prior Settlement Date to April 1 of the current calendar year divided by the actual number of days in the current calendar year, multiplied by (1.0 plus (the Federal Funds rate divided by the actual number of days in the current calendar year)) for each day between April 1 of the current calendar year to and including the Settlement Date divided by the actual number of days in the current calendar year,

                              LESS

                              Covered Losses due from the Reinsurer from but not including the prior Settlement Date through and including the current Settlement Date.

ULTIMATE NET LOSS:      (a)   Part A Ultimate Net Loss:

                              Part A Ultimate Net Loss as used herein shall mean the actual sum of all Claim Amounts with Claim Dates on or after the Effective Date in settlement of all losses arising in respect of the Part A Business Covered after making deductions for all recoveries, all salvage, and all claims upon other reinsurances, which inure to the benefit of the Reinsurer under this Agreement, whether collectable or not,. and shall include Allocated Loss Adjustment Expenses paid by the Company.

                              Part B Ultimate Net Loss:

                              Part B Ultimate Net Loss as used herein shall mean the actual sum paid by the Company on or after the Effective Date in settlement of all death claims arising in respect of the Part B Business Covered after making deductions for all recoveries, all salvage, and all claims upon other reinsurances, which inure to the benefit of the Reinsurer under this Agreement, whether collectable or not.

                        (b) All salvages, recoveries, reinsurance or payments recovered or received subsequent to a loss settlement under this Agreement shall be applied as if recovered or received prior to the aforesaid settlement and all necessary adjustments shall be made by the parties hereto.
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                        (c)   Nothing in this definition shall be construed to
                              mean that losses are not recoverable hereunder until the Part A Ultimate Net Loss and Part B Ultimate Net Loss of the Company has been ascertained.

CLAIM AMOUNT:                 Claim Amount as used herein shall mean for each
                              claim, the sum of the amount paid by the Company on the Claim Date plus the amount reserved by the Company on the Claim Date on the basis of New York State statutorily prescribed mortality, morbidity or interest rates, arising in respect of the Part A
                              Business Covered.

CLAIM DATE:                   Claim Date as used herein shall mean the date of
                              judgment in, or settlement of, a lawsuit or other proceeding (including without limitation administrative proceedings) arising in respect of the Part A Business Covered.

CLAIMS HANDLING:        (a)   The Company shall have the sole and absolute
                              authority with respect to the administration, defense, settlement and payment of Part A
                              Covered Losses, subject to the terms and conditions of this Agreement.

                        (b) The Company shall retain the sole and absolute authority with respect to the administration, defense, settlement and payment of Part B Covered Losses.

                        (c) In furtherance of the commonality of interest evidenced by the execution of this Agreement, the Company agrees that the Company or the Company's designated counsel shall provide the Reinsurer with updated information concerning the present and future handling of the Part A Covered Losses on a quarterly basis to allow the Reinsurer to properly reserve and project payments under this Agreement and as otherwise reasonably required by the Reinsurer.

ALLOCATED
LOSS ADJUSTMENT
EXPENSES:                     Allocated Loss Adjustment Expenses as used
                              herein shall mean all allocated expenses incurred by the Company on or after the Effective Date in connection with the investigation, settlement, defense or mitigation of any claim or loss which is the subject matter of the Part A Business Covered, and shall exclude salaries and fees of adjusters, attorneys or other persons who are employees of the Company, or its designated claims adjusters, attorneys on permanent retainer, office expenses, overhead or other unallocated expenses.

COMMUTATION:                  This Agreement may be irrevocably commuted by
                              the Company on (i) December 31, 2008 or, (ii)
                              in the event that after December 31, 1999 the
                              Experience Balance exceeds the
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                              remaining Part A Aggregate Sublimit during the
                              calendar year ("Effective Date of Commutation"), subject to ninety (90) days prior written notice to the Reinsurer. Within ninety (90) days of such Effective Date of Commutation, upon receipt from the Company of a full release in form and substance reasonably satisfactory to the
                              Reinsurer, then the Reinsurer shall pay to the Company a Commutation Settlement equal to Ninety
                              Nine Percent (99%) multiplied by the positive
                              Experience Balance, if any, at the Settlement Date following Commutation, less all amounts due and payable by the Company to the Reinsurer, under this or any related agreement and the Reinsurer and the Company shall be fully and finally released from all liability and obligations under or in connection with this Agreement.

REPORTS AND
REMITTANCES:                  Within sixty (60) days after the end of each
                              calendar quarter during the Term of this Agreement, the Company shall provide the Reinsurer with copies of all loss reports received or prepared by the Company in connection with the Business Covered during that calendar quarter. In addition to the above, within sixty (60) days after the end of each calendar quarter, the Company shall provide to the Reinsurer a written Loss Report, providing, in a format acceptable to the Reinsurer and the Company, the following information in respect of the Business Covered hereunder for Part A Business Covered:

                              (1) The amount of Subject Losses paid by the Company during that calendar quarter.

                              (2) The net amount of Subject Losses payable but unpaid by the Company as at the end of the calendar quarter (the "Net Subject Loss").

                              (3) The Company's estimate of reserves for Net Subject Loss and Allocated Loss Adjustment Expenses, as at the end of that calendar quarter.

                              (4) Such other information as to be agreed upon between the Company and the Reinsurer.


                        In addition to the above, within sixty (60) days after the end of each calendar quarter, the Company shall provide to the Reinsurer a written Loss Report, providing, in a format acceptable to the Reinsurer, the following information in respect of the Business Covered hereunder for Part B Business Covered:

                        (1) The face amount of death claims paid during the calendar quarter.
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                        (2) The face amount of death claims reported but not
                        paid as of the end of that calendar quarter.

                        (3) Statutory reserves released in the calendar quarter on death claims paid.

                        (4) Statutory reserves released in the calendar quarter on death claims reported but not paid.

                        (5) The face amount of death claims during the calendar quarter ceded to other reinsurers.

                        (6) Statutory reserves released in the calendar quarter on death claims ceded to other reinsurers.

                        (7) Policy level detail (as detailed in items (1) through (6) above) for individual insureds with Subject Losses in excess of Five Million Dollar ($5,000,000).

                        (8) The Company's estimate of IBNR losses as at the end of that calendar quarter.

                        Each Loss Report shall provide both the cumulative position from the Effective Date through the end of that calendar quarter and the changes within the calendar quarter. The first such quarterly Loss Report shall be due by June 1, 1999 for the period from the Effective Date through March 31, 1999.

                        Within sixty (60) days after the end of each calendar year, the Company shall furnish the Reinsurer with a written Annual Report, providing, in a format acceptable to the Reinsurer, the Subject Losses paid by the Company for that calendar year in respect of the Business Covered hereunder separately for the Part A Business Covered and Part B Business Covered.

                        Covered Losses from the Reinsurer shall be paid by the Reinsurer to the Company on the Settlement Date for the calendar year.

                        All remittances shall be made by federal wire transfer in immediately available non-reversible United States Federal Funds to an account specified by the receiving party.

INSOLVENCY:             1. Reinsurer's Obligation:

                        In the event of the insolvency of the Company, the reinsurance afforded by this Agreement shall be payable by the Reinsurer on the basis of the liability of the Company under the Business Covered, without diminution because of such insolvency, directly to the Company or its liquidator, receiver, conservator, or statutory successor, except (a) where this Agreement specifically provides
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                        another payee of such reinsurance in the event of the
                        insolvency of the Company and (b) where the Reinsurer, with the consent of the direct insured or insureds, has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

                        2. Reinsurer's Notice and Defense of Claims:

                        The Reinsurer shall be given written notice of the pendency of each claim or loss which may involve the reinsurance afforded by this Agreement within a reasonable time after such claim or loss is filed in the insolvency proceedings. The Reinsurer shall have the right to investigate each such claim or loss and interpose at its own expense, in the proceeding where the claim or loss is to be adjudicated, any defense which it may deem available to the Company or its liquidator, receiver, conservator, or statutory successor. If more than one Reinsurer is involved, they may designate one Reinsurer to act for all.

                        3. Defense Expense:

                        The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

                        4. Offset:

                        Any debts or credits, liquidated or unliquidated, in favor of or against either party under this Agreement on the date of the receivership or liquidation order (except where the obligation was purchased by or transferred to be used as an offset) are deemed mutual debts or credits and shall be set off with the balance only to be allowed or paid. Although such claim on the part of either party may be unliquidated or undetermined in amount on the date of the entry of the receivership or liquidation order, such claim will be regarded as being in existence as of such date and any credits or claims then in existence and held by the other party may be offset against it.

                        5. Rights of Parties:

                        Nothing hereinabove set forth in this Insolvency Section shall in any way change the relationship or status of the parties hereto, nor enlarge the obligations of
                        either party to each other except as specifically hereinabove provided, to wit, to pay the statutory successor on the basis of the amount of liability determined in the liquidation or receivership proceeding, rather than on the basis of the actual
                        amount of loss (dividends) paid by the liquidator, receiver, conservator, or statutory successor to allowed claimants. Nor, except as hereinabove
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                        specifically provided, shall anything in this Insolvency
                        Section in any manner create any obligation or establish any right against the Reinsurer in favor of any third parties or any other persons not parties to this Agreement.

ARBITRATION:            Except as otherwise agreed upon by the parties:

                        1. Resolution of Disputes: Any dispute between the Company and the Reinsurer arising out of the provisions of this Agreement, or concerning its interpretation or validity, whether arising before or after termination of this Agreement, shall be submitted to arbitration in the manner set forth in this Article. Either party may initiate arbitration of any such dispute by giving written notice to the other party, by registered or certified mail, return receipt requested, of its intention to arbitrate and of its appointment of an arbitrator in accordance with subsection (3) of this Article.

                        2. Composition of Panel: Unless the parties agree upon a single arbitrator within fifteen (15) days after the receipt of a notice of intention to arbitrate, all disputes shall be submitted to an arbitration panel composed of two arbitrators and an umpire, chosen in accordance with subsections
                              (3) and (4) of this Article.

                        3. Appointment of Arbitrators: The members of the arbitration panel shall be chosen from disinterested persons having knowledge of the insurance, reinsurance and financial issues relevant to the matters in dispute. The party requesting arbitration (hereinafter referred to as the "requesting party") shall appoint an arbitrator and give written notice thereof, by registered or certified mail, return receipt requested, to the other party (hereinafter referred to as the "respondent") together with its notice of intention to arbitrate. Unless a single arbitrator is agreed upon within fifteen (15) days after the receipt of the notice of intention to arbitrate, the respondent shall, within thirty
                              (30) days after receiving such notice, also appoint an arbitrator and notify the requesting party thereof in a like manner. Before instituting a hearing, the two arbitrators so appointed shall choose an umpire. If, within twenty (20) days after they are both appointed, the arbitrators fail to agree upon the appointment of an umpire, the umpire shall be appointed by the President of the American Arbitration Association.

                        4. Failure of Party to Appoint Arbitrator: If the respondent fails to appoint an arbitrator within thirty (30) days after receiving a notice of intention to arbitrate, such arbitrator shall be appointed by the President of the American Arbitration Association, and shall then, together with the arbitrator
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                              appointed by the requesting party, choose an
                              umpire as provided in subsection (3) of this Article.

                        5. Involvement of Other Reinsurers: (a) If more than one Reinsurer of this Agreement is involved in the same dispute, all such Reinsurers shall constitute and act as one party for purposes of this Article and communication shall be made by the Company to each of the Reinsurers constituting the one party; provided, however, nothing herein shall impair the right of such Reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the Reinsurers under the terms of this Agreement from several to joint.

                              (b) If the Company is involved in a dispute under the terms of this Agreement and in one or more separate disputes with one or more other insurers or reinsurers in which common questions of law or fact are in issue, the Company or Reinsurer, at their option, may join with such other insurers or reinsurers in a common arbitration proceeding under the terms of this Article. If the Company and such other insurers or reinsurers have commenced arbitration, the Reinsurers may at its option join such proceeding for the determination of the dispute between the Company and Reinsurer.

                        6. Choice of Law and Forum: Any arbitration instituted pursuant to this Article shall be held in Wilmington, Delaware. Any action to enforce any arbitration award or to compel arbitration shall be brought only in the state courts of the State of Delaware situated in New Castle County, to the exclusion of all other courts. The substantive laws of the State of Delaware, without regard to its conflict of laws rules, shall govern any action or suit brought to compel any such arbitration or to enforce any award rendered pursuant to such arbitration.

                        7. Submission of Dispute to Panel: Unless otherwise extended by the arbitration panel, or agreed to by the parties, each party shall submit its case to the panel within thirty (30) days after the selection of an umpire.

                        8. Procedure Governing Arbitration: All proceedings before the panel shall be informal and the panel shall not be bound by the formal rules of evidence. The panel shall have the power to fix all procedural rules relating to the arbitration proceeding. In reaching any decision, the panel shall give due consideration to the customs and usage of the insurance, reinsurance and finance business.
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                        9.    Arbitration Award: The arbitration panel shall
                              render its decision within sixty (60) days after termination of the proceeding, which decision shall be in writing, stating the reasons therefor. The decision of the majority of the panel shall be final and binding on the parties to the proceeding and their permitted successors and assigns. Judgment on the award may be entered in any court of competent jurisdiction and execution of any monetary judgment may occur in any jurisdiction.

                        10. Cost of Arbitration: Unless otherwise allocated by the panel, each party shall bear the expense of its own arbitrator and its own witnesses and shall jointly and equally bear with the other parties the expense of the umpire and the arbitration.

                        11. Limit of Authority of Arbitration Panel: The arbitration panel does not have the power to award punitive, multiplied, or exemplary damages, other similar damages or any extra contractual damages of any nature or description whatsoever except to the extent claimed as Subject Loss under this Agreement, and each of the Company and the Reinsurer expressly waives all rights to punitive, multiplied, or exemplary damages, other similar damages or any extra contractual damages of any nature or description whatsoever except to the extent claimed as a Subject Loss under this Agreement.

WAIVER OF PUNITIVE
 DAMAGES: The Company and the Reinsurer agree that in no event shall either party be entitled to any award against the other of punitive, multiplied, or exemplary damages, other similar damages or any extra contractual damages of any nature or description whatsoever, and each of the Company and the Reinsurer both expressly waives all rights to punitive, multiplied, or exemplary damages, other similar damages or any extra contractual damages of any nature or description whatsoever except to the extent claimed as a Subject Loss under this Agreement.

EXCLUSIONS:

                        (A) Ex Gratia Payments: Part B Covered Losses under this Agreement shall exclude any Ex Gratia Payments except to the extent consented to by the Reinsurer. "Ex Gratia Payments" as used herein means a claim payment not required by the terms of the underlying insurance policies covered by this Agreement.

                        (B) Insolvency Funds: The Reinsurer shall not be obligated to pay to the Company any share of any liability of the Company arising, by contract, operation of law, or otherwise, from participation or membership of the Company or any of its affiliates, whether voluntary or involuntary, in any insolvency fund or from reimbursement of any person for any such liability. "Insolvency Fund" includes any guaranty or insolvency fund, plan, pool, association, or other arrangement howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by any person of part or all of any claim, debt, charge, fee, or other obligation of any insurer, or its successors or assigns which has been declared to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

                        (C) Assessments: This Agreement does not cover assessments of any nature whatsoever levied against the Company.

                        (D) Dividends: The Reinsurer shall not participate in the determination of, nor reimburse the Company for, any policyholder or other dividends paid by the Company.

                        (E) Assumed Reinsurance: This Agreement does not cover reinsurance assumed by the Company.

AMENDMENTS:             This Agreement may be amended only by mutual consent of
                        the parties expressed in a written addendum executed by the parties with the same formalities as this Agreement, and such addendum shall be deemed to be an integral part of this Agreement and binding on the parties hereto.

ACCESS TO RECORDS:      The Reinsurer shall have the right to examine, at any
                        reasonable time, all papers, books, accounts, documents and other records of the Company or any agent or employee of the Company including any claims adjuster or any other person acting on behalf of the Company relating to the business covered hereunder.
                        Upon the Reinsurer's request, the Company shall supply the Reinsurer, at the Reinsurer's expense, with copies of the whole or any part of such papers, books, accounts, documents and other records relating to the business covered hereunder. The Reinsurer's right of inspection under this Access to Records section shall continue to exist after termination of this Agreement as long as one of the parties hereto has a claim against any other arising from this Agreement.

CAPTIONS AND
CATCHLINES:             Captions and catchlines used in this Agreement are
                        intended solely as aids to convenient reference. They shall not be considered part of this Agreement nor limit or otherwise affect its meaning, and no inference as to the meaning or intent of any provision of this Agreement may be drawn from them.

OTHER REINSURANCES:     The existence or collectibility of any other reinsurance
                        of the Company (past, present, or future) shall in no way cause any liability of the Reinsurer hereunder to be payable earlier or to be greater than would have been the case in the absence of such reinsurance and the risk of uncollectibility of reinsurance shall be with the Company.

COUNTERPARTS:           This Agreement may be executed in two or more
                        counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

DISCLOSURES
AND APPROVALS:          The Company represents and warrants with respect to
                        this Agreement and the transactions hereunder and with respect to any insurance and reinsurance which is covered by this Agreement and all transactions thereunder, that all disclosures, approvals and expiry of waiting periods which are necessary or appropriate under any applicable law or regulation have been made or obtained, or will be made or obtained in a timely manner.

ERRORS AND
OMISSIONS:              Inadvertent errors and omissions of any nature made
                        by either party shall neither increase nor reduce the liability of either party from what that liability would have been had no such error or omission taken place. Upon discovery, the party committing an error or omission shall correct such error or supply such omission retroactively to the extent possible to the time such error or omission occurred, and advise the other party thereof as soon as possible.

NON TRANSFERABILITY:    This Agreement confers no rights, powers, or
                        obligations on any person or organization other than the Reinsurer and the Company. Neither this Agreement nor any of the rights, powers, or obligations of the Reinsurer or the Company under this Agreement may be in any way transferred or assigned to any other person or organization without the express written consent of the Reinsurer and the Company. The granting of such consent shall be at the sole and absolute discretion of each of the parties.



PARTIES TO THIS
AGREEMENT:              This is an Agreement for indemnity reinsurance solely
                        between the Company and the Reinsurer. The acceptance of reinsurance hereunder shall not create any right or legal relationship whatsoever between the Reinsurer and the policyholder, the insured or the beneficiary under any policy reinsured hereunder. The Company shall be and remain solely liable to the policyholder, the insured or the beneficiary under any policy reinsured hereunder.

RIGHT OF OFFSET:        Both the Company and the Reinsurer shall have, and
                        may exercise, at any time the right to offset any balance or balances due the other.

                        Such offset may only include balances due under this Agreement and any other agreements heretofore or hereafter entered into between the Company and the Reinsurer, regardless of whether such balances are in respect of premiums, or losses or otherwise, and regardless of the capacity of any party, whether as reinsurer or reinsured, under the various agreements involved.

SALVAGE,
SUBROGATION,
AND OTHER
RECOVERIES:             In the event of the payment of any indemnity by the
                        Reinsurer under this Agreement, the Reinsurer shall be subrogated, to the extent of such payment, to all of the rights of the Company against any person or entity legally responsible for damages for the losses paid by the Company. The Company agrees to enforce such rights, but in case the Company refuses or neglects to do so, the Reinsurer is hereby authorized and empowered to bring any appropriate action in the name of the Company or the Company's policyholders or otherwise to enforce such rights. In determining the amount of salvage, subrogation and other recoveries, there shall first be deducted from any amount recovered the expenses incurred in effecting the recovery. The whole of the balance shall then be applied in reduction of the original losses paid by the Company and the Covered Losses and the Experience
                        Balance shall be determined or redetermined accordingly. Any overpayment made by the Reinsurer because of the computation of loss before the application of such a recovery shall be refunded promptly by the Company but no later than three (3)
                        Business Days after receipt of notice of such overpayment.

TAXES: The Company shall be liable for all taxes, except income and profit taxes of the Reinsurer, on amounts paid to the Reinsurer under the terms of this Agreement, and shall indemnify and hold the Reinsurer harmless for any taxes which the Reinsurer may become obligated to pay on the Company's behalf.

DAC TAXES:              The Company and the Reinsurer agree to elect jointly
                        under Treas. Reg. Section 1.848-2(g)(8) that:

                         (a) The party with the net positive consideration under
                             this Agreement is required to capitalize specified policy acquisition expenses without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code of 1986, as amended. The first year for which the joint election is effective is 1998.

                         (b) This joint election shall be effective for all
                             taxable years under this Agreement.

                         The parties agree to exchange information pertaining to the amount of net consideration as determined under Treas. Reg. Sections 1.848-

                        2(f) or 1.848-2(g)(2) and 1.848-3, whichever is
                        applicable, under this Agreement to insure consistency or as is otherwise required by the Internal Revenue Service.

                        The parties agree to take all items of net consideration into account for the same taxable year as required under Treas. Reg. Section 1.848-2(f)(4). The parties also agree to exchange such information as may be necessary to implement this requirement.

                        The parties represent and warrant that they are subject to U.S. taxation under subchapter L of chapter 1 of the Internal Revenue Code.

DAC TAX
REIMBURSEMENT
AMOUNT: In addition to and simultaneously with any Contract Payment under this Agreement, the party making the payment agrees to pay the party receiving the payment an amount to compensate the party receiving the payment on an after-tax basis for any DAC tax incurred. Under the current tax law, the amount shall be X divided by Y where

                        X = The product of the Contract Payment multiplied by 7.7% multiplied by 95% multiplied by 35%, and

                        Y = 65% minus the product of 7.7% multiplied by 95% multiplied by 35%.

                        The initial DAC Tax Reimbursement Amount corresponding to the Contract Payment consisting solely of the Reinsurance Premium is $10,845,433. If the Internal Revenue Code is amended to change the DAC tax, the formula for determining DAC Tax Reimbursement shall be appropriately adjusted.

                        Commencing one year after the payment of any DAC Tax Reimbursement Amount generated by a Contract Payment as described above, the party that received such payment shall pay the other party an amount so that on an after-tax basis the other party is compensated for the tax cost of the DAC amortization. Under current law a party that made payment of a DAC Tax Reimbursement Amount generated by a Contract Payment will be entitled to receive payments of DAC Tax Reimbursement Amounts equal to the product of the original DAC Tax Reimbursement Amount multiplied bv 10% divided by 95% in each of the nine years following the Contract Payment and by 5% divided by 95% in the tenth year following Contract Payment.

FEDERAL EXCISE
TAX: In the event that any Federal Excise Tax is due with respect to any amounts due under this Agreement, the Company agrees to pay such tax in addition to any amounts due under this Agreement and agrees to remit such tax to the United States Internal Revenue Service and shall indemnify and hold the Reinsurer harmless for any such taxes which the Reinsurer may become obligated to pay.

NO WAIVER:              No consent or waiver, express or implied, by any
                        other party to or of any breach or default by any other party in the performance of its obligations hereunder shall be construed to be a consent or waiver to or of any other breach or default in the performance of obligations by such other party hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first party of its rights hereunder.

GOVERNING LAW:          It is agreed that, subject to the express provisions of
                        this Agreement to the contrary, this Agreement shall be governed by the substantive laws of the State of Delaware, without regard to its principles of conflict of laws.

REPRESENTATIONS:        The Company acknowledges that, at the Reinsurer's
                        request, it has provided the Reinsurer with the Company
                        Data described in Schedule 1 prior to the execution of this Agreement by the Reinsurer. The Company represents that all factual information contained in the Company
                        Data is substantially complete and accurate as of the date the document containing the information was prepared. The Company further represents that any assumptions made in preparing the Company Data were based upon informed judgment and are consistent with sound actuarial principles. The Company further represents that it is not aware of any omissions, errors, changes or discrepancies which would materially affect the Company Data. The Reinsurer has relied on such data and the foregoing representations in entering into this Agreement.

WARRANTIES:             The Company warrants that the Business Covered and
                        all agreements relating thereto shall not be amended in any manner whatsoever without the prior and express written consent of the Reinsurer.

CURRENCY:               All payments hereunder shall be made in United States
                        Dollars.  All monetary amounts herein are in United
                        States Dollars. All reports and accounts hereunder shall be rendered in United States Dollars. For the purpose of this Agreement, where the Company pays amounts in currencies other than United States
                        Dollars, such amounts shall be converted into United
                        States Dollars at the actual rate of exchange at which such amounts are entered in the Company's books.

DATES AND TIMES:        All dates and times contained in this Agreement, unless
                        otherwise specified, are New York, New York time.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, effective as of the 31st day of December, 1998.




                                    METROPOLITAN LIFE INSURANCE COMPANY


                                    BY:
                                          ------------------------------------

                                    Name:
                                          ------------------------------------

                                    Title:


                     AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK


                                    BY:
                                          ------------------------------------

                                    Name:
                                          ------------------------------------

                                    Title:

                                                                       EXHIBIT A




                                   SCHEDULE 1

The Company Data includes the following information:

(A) The following e-mails and attachments thereto:

      December 14, 1998 e-mail from Joseph Dunn to Mary Rohe, "Re: Revised Traditional Ordinary Calendar Year Exposure and Paid Death Claims"

      December 15, 1998 e-mail from Ronald Rubnich to Mary Rohe, "Trad Ord Exposure"

      December 22, 1998 e-mail from Richard Daillak to Mary Rohe, "Net amount at risk basis data"

      December 23, 1998 e-mail from Richard Daillak to Mary Rohe, "MetLife Business Definition"

      December 23, 1998 e-mail from Richard Daillak to Mary Rohe, "Re:
      MetLife Business Definition"

      December 23, 1998 e-mail from Richard Daillak to Mary Rohe, "9 mos of 1998, exposure by attained age and sex"

      December 28, 1998 e-mail from Richard Daillak to Mary Rohe, "Metromatic & COLI"

      December 28, 1998 e-mail from Richard Daillak to Mary Rohe, "9 mos 1998 exposure and death experience"


(B) The following facsimile transmission:

      December 14, 1998 facsimile from Paul Schmieder to Mary Rohe, "Re Information on Traditional Ordinary Large-sized Policies